Exhibit 3.1

HEALTHCARE TRUST, INC.
ARTICLES SUPPLEMENTARY

Healthcare Trust, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

First: Under a power contained in Article V of the charter of the Company (the “Charter”), the Board of Directors of the Company (the “Board”), by duly adopted resolutions, classified 2,530,000 shares of authorized but unissued preferred stock, $0.01 par value per share, of the Company as additional shares (the “Additional Shares”) of 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”), having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth in the Charter.

Second: The Additional Shares have been classified and designated by the Board under the authority contained in the Charter. After giving effect to the classification of the Additional Shares set forth herein, the total number of shares of Series A Preferred Stock that the Company has authority to issue is 4,740,000.

Third: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

Fourth: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Financial Officer, Secretary and Treasurer on this 7th day of May, 2021.

ATTEST:

By:	/s/ Jason F. Doyle
Name:	Jason F. Doyle
Title:	Chief Financial Officer, Secretary and Treasurer

HEALTHCARE TRUST, INC.

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M. Weil, Jr.
Title:	Chief Executive Officer and President

[Signature Page to Articles Supplementary]